EX-99.77M - MERGERS
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     The Goldman Sachs Structured U.S. Equity Fund of Goldman Sachs Trust
("GST") acquired the assets and liabilities of the Goldman Sachs Research Select Fund of GST.

     With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy
Statement/Prospectus dated July 7, 2006, and Statement of Additional Information dated July 7, 2006, each as filed electronically with the Securities and Exchange Commission ("SEC") on July 12, 2006, (Accession No.
0000950123-06-008871) (the "Proxy Soliciting Materials").

     The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

           (a) The Reorganization with respect to the Research Select Fund closed on September 25, 2006.

           (b) A Plan of Reorganization was approved by the Research Select Fund at a Special Meeting of Shareholders of the Fund held on August 25, 2006. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on May 11, 2006.

           (c) Not Applicable.